Exhibit 10.1

LOAN AGREEMENT
LOAN NO. 75002

Date:	January 16, 2025

Loan No.:	75002

Borrower:	Sugar Phase 1, LLC
2915 Rio Red Circle
Edinburg, Texas 78541

Lender:	Construction Loan Services II, LLC
1019 39th Ave SE, STE 220
Puyallup, WA 98374
Attn: Joe Neill

Committed Loan Amount:	Up to $1,092,672.75

Maturity Date:	March 12, 2026 (subject to acceleration on default)

Maximum Loan To Value Percentage:	51.75%

THIS LOAN AGREEMENT (the “Agreement”) is entered into as of the date set forth above, by and between Borrower and Lender, with reference to the following facts:

RECITALS

A. Lender has approved a loan (the “Loan”) to the Borrower identified above to provide financing only for “the purposes set forth on SCHEDULE 1 hereto relating to the real property legally described on EXHIBIT A hereto (the “Property”, which includes any and all improvements now or hereafter located thereon). The Loan is further evidenced by a Promissory Note of even date herewith (the “Note”) made by Borrower in the Committed Loan Amount.

B. Funds advanced under the Loan will be secured by a Deed of Trust, Deed to Secure Debt, Trust Deed, or Mortgage (in each case also constituting an Assignment of Contracts and Plans, Assignment of Leases and Rents, and Fixture Filing) dated concurrently herewith (the “Security Instrument”) creating a first position lien on the Property and all personal property thereon or related thereto, including for development or construction thereon or the operation thereof (such personal property, together with the Property, the “Collateral”).

AGREEMENTS

IN CONSIDERATION OF THE FOREGOING RECITALS, the parties agree as follows:

1. CERTAIN DEFINITIONS. As used herein, the following terms will have the meanings set forth below:

1.1 “Affiliate” means, with respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner. In addition, and without limiting the foregoing, (i) Borrower, each Guarantor, each of their respective Related Parties, all owners of any stock, membership, or partnership interests in any of them, and every other entity owned or controlled in whole or in part by any of the foregoing parties, shall each be deemed an Affiliate of each of the other such parties; and (ii) Affiliates of Lender shall include any entity that is the owner of a loan to Borrower or any Borrower Affiliate that was originated or facilitated by or through Construction Loan Services, LLC, a Washington limited liability company, or Construction Loan Services II, LLC, a Washington limited liability company, whether under their trade name(s) or otherwise (except that, if Lender is included among such entities, it shall only be deemed “Lender” and not an Affiliate for purposes of this Loan).

1.2 “Appraisal” means an appraisal ordered by Lender or another financial institution from an independent appraiser acceptable to Lender, that complies with all applicable state and federal laws and regulations and with the Uniform Standards of Professional Appraisal Practice; provided, however, that the value shown in any such Appraisal will be subject to review and potential adjustment, in Lender’s sole discretion, either by Lender’s in house appraisal review department or a certified appraiser of Lender’s choice.

1.3 “Appraised Value” means the value of the Property in an as-completed condition, based on the most current Appraisal prepared at the request of Lender, but as adjusted by Lender based on Lender’s standard underwriting criteria.

1.4 “Authorized Lender Portal User” means a person authorized to access Lender’s online portal for purposes of making Draw requests in connection with the Loan and utilizing other functions and undertaking other tasks permitted on Lender’s online portal, as such portal may now exist and function or may exist or function in the future. Each of the persons identified on SCHEDULE 2, attached hereto and incorporated herein by this reference, is an Authorized Lender Portal User and is authorized to access Lender’s online portal to request Draws hereunder in accordance with the terms of this Agreement and to utilize other functions and undertake other tasks permitted on Lender’s online portal until Lender receives from Borrower at Lender’s address shown above written notice of revocation of such authority. Borrower agrees that it will be liable for all sums either (a) advanced hereunder in accordance with the instructions of an Authorized Lender Portal User or (b) credited to any of Borrower’s accounts identified by Borrower to Lender. Borrower further agrees that an Authorized Representative may appoint additional Authorized Lender Portal Users by providing a written authorization to Lender in a form acceptable to Lender.

1.5 “Authorized Representative” means a person authorized to execute and deliver the Loan Documents and modifications, amendments and restatements of Loan Documents, as set forth in a borrowing resolution or otherwise designated by Borrower in writing from time to time in a form acceptable to Lender. Each Authorized Representative is also an Authorized Lender Portal User.

1.6 “Borrower” means, individually, collectively, jointly and severally, if more than one, those entities identified as “Borrower” on the first page of this Agreement.

1.7 “Borrower’s Funds Account” has the meaning set forth in Section 10 hereof.

1.8 “Budget” means the budget for the Loan that covers all Eligible Costs for the Project; that identifies the source and use of all funds necessary to pay Eligible Costs; and that has been reviewed and approved, in its sole discretion, by Lender or any third-party consultant retained by Lender to review such Budget prior to any disbursements hereunder for the Project.

1.9 “Building Laws” means the Fair Housing Act of 1968 as amended, the Americans With Disabilities Act of 1990 as amended, all government and private covenants, conditions, and restrictions relating to the Project, building code requirements and laws affecting the construction of improvements on the Land, and all other federal, state and local laws, ordinances, regulations and rules relating to the construction, operation, and maintenance of the improvements on the Land and the marketing and use of such improvements in a non-discriminatory manner.

1.10 “Closing” means the date all Loan Documents are executed by Borrower and any Guarantor, and all conditions for the initial disbursement of the Loan have been satisfied.

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1.11 “Collateral” has the meaning set forth in the above Recitals.

1.12 “Committed Loan Amount” is the amount set forth on the first page of this Agreement, which is the maximum amount of the Loan.

1.13 “Completion Date” means the date the Project must be completed, as set forth on SCHEDULE 1.

1.14 “Construction Documents” means the general construction contract between Borrower and any general contractor for the rendering of all services and the furnishing of all materials for the Project, together with any other or additional contracts entered into in connection with the Project, and all subcontracts, Plans and Specifications, and related documents, in all cases in form and substance satisfactory to Lender.

1.15 “Construction Completion Schedule” means the completion schedule for the Project that has been reviewed and approved, in its sole discretion, by Lender or any third-party consultant retained by Lender to review such Construction Completion Schedule prior to any disbursements hereunder for the Project and set forth on SCHEDULE 1.

1.16 “Draw” means a disbursement of proceeds of the Loan in accordance with the terms of this Agreement and the other applicable Loan Documents.

1.17 “Draw Administration Fees” has the meaning given to it in Section 5.8 hereof.

1.18 “Draw Affidavit” means a Draw request document in the form required by Lender, which will be provided by Borrower to Lender in connection with each request for a Draw, that summarizes the status of the Project, identifies all unpaid invoices for the Project and sets forth such additional information as Lender may require regarding Eligible Costs, percentage completion, conformance with the Budget, and other information related to the development and/or the construction of the Project. The Draw Affidavit must be certified as correct and signed by an Authorized Lender Portal User.

1.19 “Eligible Costs” means, as applicable, the expenses of acquiring, developing, and/or constructing the Project as set forth in the Budget, including to the extent applicable to the Loan, without limitation: loan origination fees, extension fees, interest payments on the Loan, draw fees, inspection fees, acquisition or refinance costs, development and construction costs, recording fees, closing and sale costs, and any other costs that Lender may approve in its sole discretion.

1.20 “Equity Funds” means an amount to be contributed from Borrower’s own funds equal to the difference between the Eligible Costs and the amounts available for borrowing under the Loan.

1.21 “Final Subdivision Map” means the plat or subdivision map that creates the number of legally conveyable Finished Lots on the Property required for completion of the Project pursuant to SCHEDULE 1 attached hereto and the Plans and Specifications.

1.22 “Finished Lot” means a legally conveyable lot designated for residential construction to which (a) the Final Subdivision Map has been approved by the applicable governing authority and recorded in the official records of the county and state or other governmental district where the Property is located, (b) utilities have been stubbed and utility services are available, (c) vehicle access is available to and from a publicly dedicated street, and (d) building permits for the construction of Units may be issued without satisfaction of additional conditions, other than the payment of applicable permit fees. As used herein, “Finished Lots” means more than one Finished Lot.

1.23 “GAAP” means generally accepted accounting principles, consistently applied.

1.24 “Guarantor” and, collectively, the “Guarantors” means each of the persons and entities (if any) identified in such SCHEDULE 1 hereto as a Guarantor.

1.25 “Guaranty” means any agreement under which one or more Guarantors guarantees the performance of any or all of Borrower’s obligations under the Loan Documents.

1.26 “Interest Reserve” has the meaning given to it in Section 7 hereof.

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1.27 “Laws” means all federal, state, and local laws, ordinances, regulations, and rules relating to the Project, including, without limitation, all building, zoning, planning, subdivision, fire, traffic, safety, health, disability, labor, discrimination, environmental, air quality, wetlands, shoreline, and flood plain laws, ordinances, regulations and rules. Laws shall also include all governmental and private covenants, conditions, restrictions and encumbrances applicable to the Project.

1.28 “Lender” means Construction Loan Services II, LLC, a Washington limited liability company, and its successors and/or assigns.

1.29 “Loan” has the meaning set forth in the above Recitals.

1.30 “Loan Documents” means the Note, the Security Instrument, this Agreement, and all other agreements and documents evidencing, securing, or otherwise governing this Loan, all of which will be in the form approved by Lender.

1.31 “Maturity Date” means the date set forth as the Maturity Date on the first page of this Agreement.

1.32 “Maximum Loan-to-Value Percentage” means the maximum loan-to-value percentage set forth the Summary of Loan Terms set forth on the first page hereof.

1.33 “Note” has the meaning set forth in the above Recitals.

1.34 “Plans and Specifications” means a full set of engineering and architectural plans and specifications for the Project, all as reviewed and approved by Lender.

1.35 “Project” has the meaning set forth in SCHEDULE 1 attached hereto.

1.36 “Property” has the meaning set forth in the above Recitals.

1.37 “Recalibration Period” has the meaning set forth in Section 15 hereof.

1.38 “Related Loan” means any other loan originated by Lender or its Affiliates and made to Borrower or its Affiliates, including any such loan that is subsequently sold and assigned to a third-party that is not an Affiliate of Lender but which Loan remains subject to an intercreditor agreement between Lender or its Affiliates and the purchaser of the Loan.

1.39 “Related Parties” means individuals and/or entities that are principals of, and have ownership interests in, Borrower or any Guarantor hereunder.

1.40 “Restricted Account” means a designated account under the sole control of Lender that is maintained in Lender’s name with an FDIC-insured depository institution as additional security for the Loan.

1.41 “Security Instrument” has the meaning set forth in the above Recitals.

1.42 “Unit” means (i) a fully constructed fee interest townhome or single family residence, including the Finished Lot on which the same is located, and all finish work, appliances, site work and landscaping, with all permit requirements completed, inspected and approved, the certificate of occupancy/completion issued, and ready for immediate occupancy, (ii) a to- be-constructed or partially constructed fee interest townhome or single family residences and the Finished Lot on which the same is located, the plan for development of which includes all finish work, appliances, site work and landscaping, with all building permit requirements satisfied and all necessary permits to complete construction actually issued and no additional requirements for issuance of the certificate of occupancy/completion upon completion, or (iii) a residential condominium constructed on the Property. As used herein, “Units” shall mean more than one Unit.

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2. USE OF LOAN PROCEEDS. The proceeds of this Loan will be used for completion of the Project as set forth on SCHEDULE 1 hereto, and not for any other purpose. Lender will maintain records reflecting all disbursements, payments received, interest accrued, and other matters related to the Note, which will be conclusive evidence of amounts owing thereunder absent manifest error.

3. LOAN TERMS.

3.1 Interest and Payment Provisions. The applicable interest rate, loan term, and other payment provisions are set forth in the Note, as the Note may be amended from time to time.

3.2 Loan Fees and Costs. If included under SCHEDULE 1, prior to or, if the Budget so provides, from the proceeds of, the first Draw hereunder, Borrower shall pay a nonrefundable Loan Origination Fee (as defined in SCHEDULE 1) in the amount and in the manner specified in SCHEDULE 1. Except as otherwise set forth on SCHEDULE 1, Borrower shall also pay on demand all out-of-pocket costs of Lender related to the Loan, as more fully set forth below. Such amounts shall be paid from Borrower’s own funds, unless otherwise provided in the Budget.

3.3 Guaranty and Indemnity Agreements. Borrower shall furnish to Lender, on Lender’s forms and in the amounts required by Lender as set forth in SCHEDULE 1 hereto, Guaranties executed and delivered by each Guarantor guaranteeing such obligations of Borrower to Lender as are set forth therein, together with such environmental, building laws, or other indemnities relating to the Collateral as Lender may reasonably require from Borrower and each Guarantor.

4. CONDITIONS TO CLOSING AND ADVANCEMENT OF FUNDS. Lender’s obligation to close the Loan and to proceed with Draws shall be subject to the satisfaction, at Borrower’s sole cost and expense, of each of the following conditions, on or before Closing of the Loan and prior to each Draw, or as otherwise required herein:

4.1 Recording of Security Instrument. The Security Instrument and any other documents necessary to perfect Lender’s security interest in the Collateral shall have been recorded or filed in the appropriate jurisdiction and Borrower shall have paid all recording and filing fees and removed all encumbrances necessary to perfect the Security Instrument as a first lien on the Collateral.

4.2 Borrower Equity. Borrower shall, at Lender’s request, have provided evidence acceptable to Lender of prepaid expenses, non-cash contributions, or available funds to be contributed toward the purchase of the Property (if applicable) and the completion of the Project, which Equity Funds, when added to the aggregate amount of the Loan funds available for disbursement for budgeted costs, will provide sufficient funds to complete the Project in accordance with the Plans and Specifications and the Budget.

4.3 Title Policy. Borrower shall have procured, before any Draw is made in relation to the Property, an ALTA extended coverage lender’s policy of title insurance (or its equivalent) and/or, where title insurance is already in place as to specific property, a modification endorsement or other applicable endorsements to all existing policies, in a form and issued by a title company satisfactory to Lender, for the principal amount of the Loan or such portion thereof as Lender may require, insuring Lender’s Security Instrument as a first lien on all of the Property securing the Loan, subject only to such exceptions as may be approved in writing by Lender, as Lender may require. No work of any character is to be commenced or materials delivered before such title policy is furnished to Lender and Lender has advised Borrower that such policy has been received and is acceptable to Lender, except to the extent that any title policy or endorsement provided to Lender insures the first lien priority of Lender’s Security Instrument despite any such prior work and without exception for mechanics’ or materialmen’s liens. If any material is delivered or work performed before Lender has received such policy and/or modification endorsement, Lender may, at its option, refuse to make any Draws hereunder other than to pay all expenses incurred in connection with the Loan until Borrower has provided such policy or endorsement in a form acceptable to Lender. The intention of the parties hereto is that the Security Instrument is and shall continue to be a first lien security interest in the Property and prior to any labor or materialmen’s liens against the Property.

4.4 Appraisals; Loan-to-Value. Lender shall have obtained, at Borrower’s sole cost and expense, an as-completed Appraisal of the Project in a form and content acceptable to Lender and such Appraisal shall evidence a market value acceptable to Lender utilizing Lender’s then current policies and guidelines. The Committed Loan Amount shall not exceed the Maximum Loan-to-Value Percentage of the Appraised Value of the Project.

4.5 Budget. Lender shall have received and approved the Budget for the Project.

4.6 Construction Completion Schedule. Lender shall have received and approved the Construction Completion Schedule.

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4.7 Plans/Permits. Borrower shall have provided Lender with a full set of Plans and Specifications for the Project with evidence satisfactory to Lender that Borrower has obtained all permits and approvals necessary to allow Borrower to proceed with all work necessary to complete the Project.

4.8 Third Party Contracts. Lender shall have received and approved all engineers’ or architects’ contracts, any general contractor’s contract, and such other contracts as Lender may reasonably require relating to the development and construction of the Project, and a list of all known and contemplated contractors used for development of the Project, together with such consents as Lender may require to the assignment of Borrower’s rights under those contracts as set forth in the Security Instrument. Any general contractor must be licensed and contract only with licensed/registered subcontractors and provide satisfactory evidence of its own and the subcontractors’ industry related insurance at Lender’s request. If Borrower is the general contractor or would otherwise be characterized as a contractor on the Project under applicable law, then this requirement applies to Borrower.

4.9 Utilities. Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that all utilities, including water, electric, gas, and telephone, and all storm and sanitary sewer drainage facilities are available at the Property for utilization by Borrower for the development and use of the Project, and that the respective lines and treatment or generating plants are of adequate size and capacity to serve the Project.

4.10 Survey. At Lender’s request, Borrower shall have delivered to Lender a current ALTA survey, in a form reasonably acceptable to Lender, showing the Property to be free from encroachment, and otherwise acceptable to Lender.

4.11 Soil Tests, Environmental Report. Borrower shall have delivered to Lender copies of all soil analysis reports, all soil compaction tests, all environmental reports or statements, and all other tests prepared or performed with respect to the Project that are in Borrower’s possession or control, and shall obtain such further reports or tests as Lender may reasonably require, all of which shall be reasonably satisfactory to Lender in form and content.

4.12 Insurance. Borrower shall (i) have provided Lender with evidence acceptable to Lender of the insurance required to be maintained as set forth on SCHEDULE 3 or as provided under any of the other Loan Documents, which insurance shall be in form and amount, and issued by companies satisfactory to Lender, and (ii) shall have paid premiums for all such insurance in full or as otherwise required by the issuers of such insurance policies.

4.13 Authority Documents.

4.13.1 Organizational Documents. As applicable, Borrower shall have provided Lender with a true and correct copy of each limited partnership or limited liability company agreement, operating agreement, trust agreement, partnership agreement, charter document, articles of incorporation, bylaws, shareholder agreement, articles of organization, certificate of existence, and any other organizational documents of Borrower and each entity Guarantor, and each constituent entity comprising those parties or entity with authority to manage or direct such parties, together with all amendments and modifications thereto and such other organizational documents as Lender may reasonably request, as well as a certified copy of each assumed name certificate, if any, of Borrower and each entity Guarantor.

4.13.2 Certificate of Existence. Borrower shall have provided Lender with certificates of existence, certificate of good standing, or their equivalent, issued by the Secretary of State or other appropriate offices within the state of organization of Borrower and each entity Guarantor, together with evidence satisfactory to Lender of Borrower’s and each such Guarantor’s authorization to do business in the state, including a certificate of foreign qualification or its equivalent, if the state of Borrower’s and each such Guarantor’s organization is other than the state of the location of the Property.

4.13.3 Resolutions and Consents. Borrower shall have provided Lender with certified resolutions and/or consents authorizing Borrower and each entity Guarantor to enter into the Loan Documents.

4.14 Representations. All representations and warranties contained in this Agreement or any of the other Loan Documents, and all documentation provided to Lender hereunder, shall be true, correct, and complete.

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4.15 Delivery of Loan Documents. Borrower shall have executed and delivered to Lender all Loan Documents required by Lender, including, without limitation, an indemnity regarding hazardous substances and building laws, and such other documentation as Lender may require to carry out the provisions and purposes of this Agreement.

4.16 Other Conditions. Borrower shall have fulfilled each and every other condition to Closing set forth in SCHEDULE 1 attached hereto or in any of the other Loan Documents, or of which Borrower was otherwise advised by Lender. The fact that Lender may allow the Loan to close or proceed with Draws hereunder despite Borrower’s failure to fulfill one or more of the requirements set forth above shall not prohibit Lender from refusing to make any further Draws hereunder unless such requirement is subsequently fulfilled.

5. DISBURSEMENTS; DRAW PROCEDURES.

5.1 Closing Disbursement. Upon Closing of the Loan, Lender will disburse, on behalf of Borrower, proceeds of the Loan to pay, to the extent provided in the Budget, (a) the Loan Origination Fee due to Lender under this Agreement, (b) Lender’s expenses for which Borrower is liable under this Agreement or any other Loan Document, including, without limitation, the payment of any title insurance premiums, recording fees, appraisal fees, and reasonable legal fees Lender may have incurred in the documenting and Closing of the Loan, (c) the acquisition costs of the Property, (d) in full any existing financing secured by the Property, and/or (e) such other amounts as are owed to Lender and that Borrower may approve in writing. Such payments set forth in clauses (a), (b), and (e) above may be made directly to Lender and/or Lender’s attorneys or consultants to whom such payments are owed.

5.2 Draw Requests. Borrower, through an Authorized Lender Portal User, may make periodic requests for Draws under the Loan through Lender’s online portal at such frequency as Lender, in its sole discretion, may allow (provided, however, that, at Borrower’s request, Lender shall make requested Draws once a month if all conditions of such Draws are satisfied), by providing Lender with all necessary Draw Affidavits, accompanied by all information, authorizations, and documents as Lender may reasonably request. Lender will disburse the requested Draw directly to Borrower, unless Lender and Borrower have mutually agreed upon some other disbursement method or Lender’s title insurance provider requires otherwise as a condition to providing mechanics’ and materialmen’s lien or similar coverage, once Lender is reasonably satisfied, based on its own inspections and other reliable information, that (i) the development of the Project is progressing satisfactorily and in conformance with all applicable Laws and other requirements; (ii) all other conditions to Draws set forth in this Agreement have been satisfied, including each of the conditions set forth the preceding section; (iii) all funds that are to be contributed or obtained from parties other than Lender and Borrower have been funded as is provided for in the Budget; (iv) all representations and warranties contained herein or in any of the other applicable Loan Documents remain true and correct; (v) Borrower remains in full compliance with all terms, conditions and covenants herein and all other Loan Documents; and (vi) any guaranties required by Lender are in effect, and (vii) there does not exist a continuing Event of Default under the Loan or any Loan Document, or any condition which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default. Notwithstanding anything to the contrary herein, Lender shall have the option to make payments directly to Borrower, the general contractor or subcontractors, any unpaid supplier of labor, materials, equipment, services, or supplies, including without limitation those whose claim has or may become a lien against the Property, to issue joint payee checks payable to any of Borrower, the general contractor, and/or subcontractors, or to require that Draws be made in some other restricted form of transfer.

5.3 Project Information. Borrower shall not be entitled to any Draws for work on the Project until Borrower has obtained all permits and approvals necessary to allow it to proceed with the Project in accordance with the applicable Plans and Specifications and the Budget associated with such work has been reviewed and approved by Lender. Borrower shall provide all information requested by Lender, in form and content reasonably satisfactory to Lender, prior to any Draw hereunder, including without limitation: Appraisals, surveys, recorded plats, Plans and Specifications, copies of all applicable permits and governmental approvals obtained for any Unit construction, copies of all recorded declarations or covenants affecting the Project, insurance policies in the form and required by Lender and issued by insurance companies acceptable to Lender, environmental audits, project budgets, borrowing resolutions, evidence of corporate or other status, current contractor’s licenses, lien waivers or subordinations, evidence of all required surety bonding and insurance coverages, and all other documents and information that Lender may reasonably require.

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5.4 Draw Amounts. The allowed amount of each Draw shall be determined, at Lender’s option: (i) by Lender’s review of receipted invoices provided by Borrower and Lender’s confirming physical inspection; (ii) on a percentage completion basis with reference to the Budget, as established by a physical inspection of the Project conducted by Lender or its agent (or, at Lender’s sole discretion, as disclosed by the information provided by Borrower in the Draw Affidavit); or (iii) by a combination of the foregoing methods. Lender shall make Draws only for the categories and line items set forth in the Budget. Borrower shall have no right to reallocate costs or Loan proceeds between different line items or between categories without Lender’s specific written approval, except as follows: (1) Borrower may reallocate Loan proceeds between different line items or between categories in the Budget upon Lender’s receipt of adequate supporting documentation, such as invoices or bids evidencing the need for the requested reallocation, and upon Lender’s written approval of the same; (2) Borrower may apply undisbursed funds in one category or line item (the “Surplus Category or Line Item”) to another category or line item only in the event (a) the Surplus Category or Line Item is 100% complete, (b) the Budget specifically allows such use, or (c) Lender consents in writing to such use in each instance; and (3) Borrower may reallocate costs in the contingency line item in the Budget to cover costs in another line item only (a) on a percentage completion basis with reference to the approved Budget for the Project, as established by a physical inspection of the development or construction conducted by Lender or its agent (or, at Lender’s sole discretion, as disclosed by the information provided by Borrower in the Draw Affidavit), or (b) when, in Lender’s opinion, the contingency reserve or a portion thereof is not needed to ensure there will be sufficient Loan proceeds to complete the Project. Each Budget line-item reallocation will be subject to Borrower’s payment of a budget reallocation fee. Lender may require that Borrower contribute any Equity Funds necessary to pay any portion of Eligible Costs incurred to the date of Borrower’s Draw request that are not covered by the applicable Draw. Draw inspections will be made by in house Lender personnel or by a third- party architect/engineer, as required by Lender. Borrower shall pay costs for inspections, title date-downs or endorsements, and loan administration fees in connection with each Draw on demand, unless otherwise paid to Lender by advancement of Loan proceeds in accordance with Section 5.8 below. Lien releases may be required as a condition to making any Draw. Lender may also require the establishment or replenishment of any Interest Reserve as set forth below prior to making any Draw.

5.5 Application of Draws. Lender shall have no obligation to ensure that proceeds of the Loan are properly applied to purposes of the Loan as set forth herein. Borrower shall have the sole obligation to ensure proper allocation of the Draws hereunder.

5.6 Refunds, Other Credits. Unless reallocated in accordance with Section 5.4 above, Borrower shall advise Lender in writing of all refunds, rebates, discounts or other credits that are or become available for expenses toward which Draw proceeds have been applied (“Draw Credits”). Borrower shall advise all vendors, contractors, suppliers and other recipients of Draw proceeds to remit all Draw Credits to Lender concurrently upon requesting or demanding such Draw Credit or upon becoming aware of such Draw Credit. Unless reallocated in accordance with Section 5.4 above, If Borrower receives or gains control of any Draw Credit notwithstanding the prior sentence, Borrower shall immediately remit such Draw Credit to Lender. All Draw Credits shall be deemed deposited into the Borrower’s Funds Account and governed in accordance with the terms of this Agreement.

5.7 Contingency. If costs are incurred in connection with the Project in excess of the amounts allocated for line items under the approved Budget, then, upon Lender’s prior written consent, Loan proceeds may be reallocated to pay for such items from the contingency line item set out in the Budget or from other line items in the approved Budget. The amount of contingency available to Borrower shall be limited to the percentage equal to the percentage of completion of the work required to complete the Project. Lender in its reasonable discretion may release all or a portion of the unused contingency to reimburse Borrower for verifiable costs incurred in connection with the Project paid directly by Borrower that were not previously reimbursed out of the Loan proceeds when, in Lender’s reasonable opinion, the contingency reserve or a portion thereof is not needed to ensure there will be sufficient Loan proceeds to complete the Project. To the extent any Loan proceeds allocated to line items in the Budget are not used following the lien free completion and payment in full of all costs covered within such line items, the remaining Loan proceeds shall be added to the contingency line item or to other line items as approved by Lender, in Lender’s reasonable discretion. As used herein, “contingency” shall mean the line item set out in the Budget and not any contingency related to the general contract with a general contractor.

5.8 Inspections. Borrower will cooperate with Lender in arranging for inspections by representatives of Lender or any third-party consultant retained by Lender of the progress of the Project from time to time, including an examination of (i) the improvements, (ii) all materials to be used in the Project, (iii) all Plans and Specifications that are or may be kept at the Property, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the improvements, (v) all work done, labor performed, materials furnished in and about the Project, (vi) all books, contracts and records with respect to the Project, and (vii) the Construction Documents and any other documents related to the Project. Borrower shall cooperate with Lender to enable Lender to perform its functions hereunder and will promptly comply with Lender’s requirements and correct any deficiency regarding the Project or the progress thereof. Borrower shall pay a reasonable and customary inspection fee for each inspection conducted by Lender or any third-party consultant retained by Lender. The inspection fees shall be payable in connection with the Draw for which the inspection is conducted, and may be paid by an advance of Loan proceeds from the Draw Administration Fee line item in the Budget pursuant to Section 5.8 below. Inspections shall be for Lender’s benefit only and Borrower shall not be entitled to rely on or benefit from such inspections.

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5.9 Draw Administration Fee. Included in the Budget is a line item to cover Lender’s costs associated with each Draw made hereunder, including internal costs of Lender’s loan administration department and third-party costs for inspections, endorsements to Lender’s title policy, title date-downs, wire transfer fees, and other fees or charges Lender may incur in connection with each Draw (the “Draw Administration Fee”). In connection with each Draw, Lender will advance Loan proceeds from the Draw Administration Fee line item to cover Lender’s cost associated with such Draw, until the Draw Administration Fee line item in the Budget has been exhausted. Once the Draw Administration Fee line item in the Budget has been exhausted, Borrower shall be required to pay to Lender, upon demand, the Draw Administration Fee for each Draw, out-of-pocket from Borrower’s own funds.

6. PROJECT COVENANTS.

6.1 Commencement and Completion. Borrower shall cause constructive work on the Project, if any, to be commenced within 30 days following Closing. Completion of the Project shall be prosecuted with due diligence and continuity in accordance with the Construction Completion Schedule, and fully completed no later than the Completion Date set forth on SCHEDULE 1. Once Borrower has begun development and/or construction of the Project, Borrower shall not cease or substantially cease or permit any cessation of constructive work on the Project for more than 20 consecutive days (other than due to a Force Majeure Event) without the prior written consent of Lender, and any such cessation that is continuing after the expiration of such time period shall constitute an Event of Default hereunder. As used herein, a “Force Majeure Event” means acts of God; acts of civil or military authority; acts of a public enemy; war; unusually severe weather, earthquakes, or floods; fires or explosions; governmental action or regulation; pandemics; strikes, lockouts, or other similar matters beyond the reasonable control of Borrower (except any event attributable to lack of funds or the inability to obtain financing). The time for performance of Borrower under this Section (other than with respect to payment of any monetary obligation) shall be extended commensurate with the duration of the Force Majeure Event. In no event shall the total number of force majeure days allowed hereunder exceed 60 days in the aggregate. In no event shall the Maturity Date be extended as a result of any Force Majeure Events. Borrower shall provide notice to Lender of any claimed Force Majeure Events including a detailed description of the events, the dates on which the events occurred and the total number of days alleged to have been affected by such Force Majeure Events.

6.2 Conformance with Plans and Laws. All work shall be performed, and the Project constructed, in a good and workmanlike manner, free from all material defects in materials or workmanship. All constructive work on, and use of, the Property shall conform to the Plans and Specifications and all applicable Laws. Borrower shall inspect the Project from time to time to ensure compliance with the Plans and Specifications and the covenants and conditions of this Agreement, and shall provide notice to Lender of material deviations from the Plans and Specifications or the covenants and conditions of this Agreement that Borrower detects. Prior to any Draw hereunder, Lender may require Borrower to supply evidence satisfactory to Lender that it has complied with the Plans and Specifications and the requirements of all Laws.

6.3 Rights in Personal Property. No materials, equipment, fixtures, or any other part of any improvements or apparatus to be used in connection with the Project shall be purchased and/or installed under conditional sale agreements or other arrangements wherein the right is reserved or may accrue to anyone to remove and/or to repossess any such items.

6.4 No Changes in the Construction Documents. Borrower shall (i) make no material changes in the Plans and Specifications, the Construction Documents or the other documents provided to Lender relating to the Project after the same have been approved by Lender, or (ii) terminate any Construction Document, without first obtaining the written consent of Lender to such changes.

6.5 Actions Required by Lien Laws. To the extent such action is required in the state where the Project is located, Borrower shall (i) diligently record or procure the recordation of a valid Notice of Commencement upon the commencement of work on the Project; (ii) diligently record or procure the recordation of a valid Notice of Completion upon completion of work; (iii) diligently record or procure for recordation a Notice of Cessation in the event of a cessation of work for a continuous period of 30 days or more; and (iv) otherwise take all other steps necessary under the laws of the state governing the Property or the Project to prevent or shorten the time for the assertion of claims or liens against property securing Borrower’s obligations to Lender or any part thereof or right or interest appurtenant thereto, or of claims against Lender or any disbursements made hereunder.

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6.6 Lender’s Right to Complete Work on the Project. If (i) work on the Project is at any time abandoned, discontinued, or not carried on with reasonable dispatch, (ii) the work is not properly performed as reasonably determined by Lender and such failure is not corrected within 30 days from the date of written notice from Lender (both (i) and (ii) constituting additional Events of Default hereunder) for as long as such breach is continuing; or (iii) an Event of Default otherwise occurs and is continuing beyond any applicable notice and cure period under the Loan Documents, then Lender may, at its option and in addition to any and all other remedies available to Lender under the Loan Documents, without further notice, take possession of the Property and enter into contracts for or proceed with the finishing of such improvements according to the Plans and Specifications and pay the cost thereof.

6.7 Costs Incurred by Lender. Borrower shall be liable to Lender for all sums paid or incurred by Lender in finishing the improvements, if any, or otherwise protecting its security hereunder, whether the same are paid or incurred pursuant to the provisions of this Section or otherwise in accordance with the Loan Documents, and all payments made or liabilities incurred by Lender of any kind whatsoever shall be paid by Borrower to Lender upon demand, together with interest at the default rate under the Note, and all of the foregoing sums, including interest thereon, shall be deemed advances by Lender to protect its security, separate and distinct from advances of proceeds of the Loan, and shall be evidenced and secured by the Security Instrument and the other Loan Documents.

6.8 Right of Entry. Lender or its agents shall at all reasonable times have the right to enter upon the Property during the term of the Loan. If the work is not reasonably satisfactory to Lender, Lender shall have the right to stop such work and order its replacement, whether or not the unsatisfactory work has theretofore been incorporated in the improvements.

6.9 Recorded Covenants. Borrower shall submit to Lender a copy of any declaration of covenants, conditions, and restrictions, any condominium declaration, any other restrictive covenants, or any development agreements or easements affecting the Property and obtain Lender’s approval of any such declarations, covenants, agreements or easements, or any amendments thereto, prior to recording, which approval shall not be unreasonably delayed or withheld.

6.10 Improvement Districts. Borrower shall immediately give notice to Lender of any written notification that Borrower may receive from any municipality or other third party of any intent or proposal to include all or any part of the Property in a municipal utilities district or similar municipal or public improvement district. Lender shall have the right to file a written objection to the inclusion of all or any part of the Property in such a district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

7. Interest Reserves. Unless waived by Lender in writing, the Loan shall include a prepaid interest reserve that will be deemed fully disbursed from the date on which Loan funds are first advanced and included in the outstanding principal balance of the Loan, and from which Lender may debit interest as it accrues to satisfy Borrower’s interest obligations hereunder (the “Interest Reserve”). The Interest Reserve reflects an estimate of anticipated interest accrual on the Loan but does not limit Borrower’s interest obligations hereunder. The Interest Reserve is fully earned on the date of this Agreement and is non- refundable. If the Interest Reserve exceeds interest accrued on the Loan, the excess will be retained as compensation to Lender to make whole the Lender with respect to such shortfall in anticipated interest accrual.

7.1.1 Debits or Disbursements from Interest Reserve. Lender may debit from any Interest Reserve, or make disbursements from any funds subsequently contributed to the Interest Reserve by Borrower as set forth below, as interest accrues on the Loan through any method selected by Lender for all or part of the term of the Loan. No separate fund or account shall be created for any Interest Reserve. Lender may at any time decline to permit any further interest to be debited or disbursed from any Interest Reserve or credit the Interest Reserve to the balance of the Loan if there is a continuing Event of Default under the Loan Documents or an event which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default, or if Lender determines in its sole discretion that any Interest Reserve established hereunder is insufficient to cover all interest that will accrue under the Loan. In such event, Lender shall notify Borrower of its decision not to debit or pay interest from the Interest Reserve and thereupon Borrower shall be obligated to pay from its own funds all accrued interest when due, without a debit or disbursement from any Interest Reserve therefor, until all Events of Default have been cured and/or Lender has determined that there are sufficient amounts in the Interest Reserve to cover all interest that will accrue under the Loan.

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7.1.2 Insufficient Interest Reserve. If no Interest Reserve is established, or if the amount available under any existing Interest Reserve proves insufficient, or is no longer or not yet available for debit or disbursement pursuant to the preceding section, interest accruing on the Loan shall be paid out-of-pocket by Borrower on a monthly basis in accordance with the terms of the Note; provided, however, that Lender reserves the right, if (a) lender determines that the Interest Reserve is insufficient or (b) no Interest Reserve is initially required under the Loan and an Event of Default has occurred under the Loan Documents that is subsequently cured to the satisfaction of Lender, to require that Borrower fund any shortfall or, in the latter case, establish an Interest Reserve in connection with its cure, from Borrower’s own funds, from which Lender may make disbursements as necessary to satisfy Borrower’s interest obligations hereunder. In such event, Borrower shall deposit an amount equal the amount of interest, as determined by Lender, that is likely to accrue during the remaining term of the Loan that is not covered by any existing Interest Reserve, and such funds will be maintained and disbursed as set forth in the immediately preceding subsection.

8. RELEASE OF SECURITY INSTRUMENT. Unless as otherwise stated herein, Lender shall have no obligation to release or partially release or cause to be reconveyed the lien of its Security Instrument except in connection with full repayment of all amounts owing under the Loan Documents, including but not limited to principal, interest, fees, and all other escrow, legal, closing, and recording costs payable to Lender under the Loan Documents, and upon satisfaction of any other requirements set forth herein.

9. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower, as of the date of execution hereof and as of the date of each request for a Draw hereunder (if Draws are permitted hereunder), represents and warrants to Lender that:

9.1 Payment of Taxes and Proper Books and Records. Borrower has filed all required tax returns and paid all federal and state taxes, FICA payments, and similar taxes now due and owing, and maintains proper books and records relating to all Borrower’s operations.

9.2 No Liens or Encumbrances; Warranty of Title. To Borrower’s knowledge, there are no claims for social security, unemployment compensation, unpaid taxes, construction work or materials, or other obligations to or claims by any governmental body or any private person, firm, corporation, or other entity that are or could become liens upon the Property that have not been accepted by Lender in writing. Borrower has good, marketable, and insurable fee simple title of record to the Property, free and clear of all liens whatsoever except for: (i) the liens created in favor of Lender pursuant to the Loan Documents; and (ii) the exceptions to title insurance approved by Lender and set forth in Lender’s title insurance policy for the Loan. Borrower shall forever preserve its title to the Property and validity of all liens created in favor of Lender under the Loan Documents and shall forever warrant and defend the same to and for the benefit of Lender against all claims of all others.

9.3 Condemnation. Borrower has not received any notice of any eminent domain or condemnation proceeding that in any way affects the Property or the Project and, to the best of Borrower’s knowledge, no such action or proceeding is pending or threatened.

9.4 Compliance with Law. The Property and its use are in compliance with all applicable Laws. Borrower has obtained all licenses, permits, certificates, and approvals from all governmental or quasi-governmental agencies (including, without limitation, those relating to zoning, building codes, land use, and environmental compliance) which may be necessary for the use of the Property and the conduct of Borrower’s business thereon. All licenses, permits, certificates, and approvals are in full force and effect as of the date hereof and Borrower has no knowledge or notice of any revocation thereof.

9.5 Improvement Districts. Except as disclosed to Lender in writing, the Property is not situated within any metropolitan, local, special, or other improvement district and Borrower has no knowledge of any proposal under which the Property or the Project is to be placed in any such improvement district. Borrower shall not consent or agree to the inclusion of the Property in an improvement district of any kind without the written consent of Lender so long as any portion of the Loan remains unpaid.

9.6 Access. The Property has full and free access to and from public highways, streets, and/or roads, and Borrower has no knowledge of any fact or condition that would result in the termination of such access.

9.7 Existence and Authority. Borrower, each entity Guarantor, and each constituent entity member or partner of Borrower or such entity Guarantor is duly organized, validly existing, and in good standing under the laws of the state in which it is organized and has taken all necessary action on its part relating to the authorization, execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and all related documents, when executed and delivered, will be valid and enforceable against Borrower in accordance with their terms.

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9.8 Litigation. There are no pending or threatened actions or proceedings by or against Borrower or any Guarantor before any federal, state, or local court or administrative agency or independent arbitrator, or any claims for defective development or construction, that might have a material adverse effect on Borrower or any Guarantor or their ability to perform under this Agreement or the related Loan Documents, except as has been disclosed to Lender in writing.

9.9 Financial Statements; Taxes; Indebtedness. Borrower and each Guarantor have furnished to Lender (i) current financial statements that have been prepared in accordance with GAAP (or such variations thereof as may have been explained to and approved by Lender in writing), and (ii) such other financial information as may be required hereunder, and such information fairly presents the financial condition of those parties as of the applicable date and the results of its operations for the applicable period, and since such date there has been no material change in such parties’ condition or operations. Borrower and each Guarantor shall have filed all federal, state, and other tax returns required to be filed by those parties. The IRS has not asserted any liability for taxes in excess of those already paid by each Borrower and each Guarantor and their assets are free of any federal or state tax liens. Borrower and Guarantors do not have any indebtedness in existence as of the applicable date other than the indebtedness reflected on the financial statements referred to above, except as has been disclosed in writing to Lender.

9.10 Compliance with Other Instruments. The execution, delivery, and performance of this Agreement and all other Loan Documents do not violate the provisions of any applicable law, order, or regulation of any governmental authority having jurisdiction over Borrower or any Guarantor, and do not conflict with or result in a breach of any of the terms, conditions, or provisions of the organizational documents of Borrower or any Guarantor or any other agreement or instrument to which Borrower or any Guarantor is a party, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Guarantor, except for the security interests created hereunder.

9.11 Business Location. Borrower keeps all of its records pertaining to its assets and accounts at the office located at the address indicated on the first page of this Agreement, which address is either Borrower’s principal place of business or the place of business from which Borrower manages the main part of its business operations. Borrower shall give Lender prior written notice of any change in such location or the location of any asset in which Lender has a security interest.

9.12 Compliance with Government Restrictions. No Borrower, Guarantor, or any person holding any interest in any entity Borrower or Guarantor is a person with whom Lender is restricted from doing business under any statute, executive order, or other action of the government of the United States and Borrower and Guarantors do not and shall not engage in any dealings or transactions or otherwise be associated with such persons. Specifically, but without limitation of the foregoing, no Borrower, Guarantor or any Affiliate thereof or any respective officers, directors, employees, brokers, or agents of any such Borrower, Guarantor or any Affiliate thereof (i) has violated any Anti-Terrorism Laws or Anti-Corruption Laws, or (ii) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Financial Action Task Force on Money Laundering, or (iii) is or is owned or controlled by a party that is (A) the subject of any Sanctions, or (B) located, organized, or resident in a country, region, or territory that is, or whose government is, the subject of comprehensive territorial Sanctions. For purposes of this Agreement, “Anti- Corruption Law” means any Law of any jurisdiction related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 to 78qq); “Anti-Terrorism Law” means any Law related to money laundering or financing terrorism including the USA PATRIOT Act, The Currency and Foreign Transactions Reporting Act ( 31 U.S.C. §§ 5311- 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001); “Sanctions” means sanctions administered or enforced by OFAC, the US Department of State, or any other relevant sanctions authority. In addition, Borrower hereby agrees to provide Lender with any information that Lender may deem necessary from time to time in order to ensure compliance with any applicable laws requiring Lender to collect customer identification materials to insure compliance with any such restrictions, including, without limitation, home addresses, telephone numbers, birthdates, social security and other tax identification numbers, and the like.

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10. AFFIRMATIVE COVENANTS. While any sums remain outstanding hereunder, Borrower will:

10.1 In Balance. Take those actions necessary to ensure that the Loan remains “in balance” at all times. The Loan shall be deemed to be “in balance” only at such times as Lender determines, in its reasonable discretion, that the then undisbursed portion of the Loan equals or exceeds the amount necessary to pay all work done and not theretofore paid for or to be done in connection with the completion of the Project in accordance with the applicable Plans and Specifications. Borrower acknowledges the Loan could become “out of balance” in numerous ways, not all of which may now be foreseen. Borrower further acknowledges that the Loan may become “out of balance” from a shortage of funds in any single line item or category of the Budget, even if there are undisbursed funds in other line items or categories. Undisbursed funds in one category or line item (e.g., insurance costs) may not be applied to another category or line item (e.g., Interest Reserve) unless this Agreement expressly provides otherwise, the Budget specifically allows such use, or Lender consents in writing to such use in each instance. Lender shall not be obligated to make any Draw under the Loan at any time the Loan is not “in balance”.

10.1.1 Funding of Deficiency. If Lender determines that the Loan is not “in balance,” Borrower shall, after written request from Lender as set forth below, deposit the amount of the deficiency in an account under the control of Lender, which shall then be disbursed before any further disbursements of Loan proceeds. Unless otherwise indicated in the Budget or agreed to by Lender in writing, all sums provided by Borrower shall be deposited in a Restricted Account, with such funds designated for application to the Loan (such designated portion of any applicable Restricted Account, the “Borrower’s Funds Account”). Whenever the Loan is “out of balance,” Lender may make written demand on Borrower to deposit funds into the Borrower’s Funds Account in an amount sufficient in Lender’s reasonable judgment to cause the Loan to be “in balance.” Borrower must deposit all funds required by Lender’s demand within 5 days after such demand. Also, if required by Lender, Borrower must submit, for Lender’s approval as determined in its sole discretion, a revised Budget within 15 days after any such demand.

10.1.2 Recalculation of Deficiency. At any time, Lender may evaluate the sufficiency of undisbursed Loan proceeds and amounts then on deposit in the Borrower’s Funds Account allocated for payment of scheduled interest payments on the Note during the term of the Note, exercising its reasonable judgment in light of (without limitation): (i) Lender’s projections of the interest rates applicable to the Note for period(s) up to and including the full remaining term of the Note (and permitted extensions, if any); (ii) cost overruns or change orders applicable to the Project; and (iii) failure of the Project to be completed or sold, in whole or in part, as projected by Lender. Based on Lender’s evaluation of these data and projections, the Loan may be “out of balance.” If this happens, at its sole election and discretion, Lender may exercise its rights under this Section.

10.1.3 Pledge of Borrower Funds Account. Any Borrower’s Funds Account established hereunder and all funds from time to time therein are hereby pledged by Borrower to Lender as security for the obligations of Borrower to Lender under this Agreement and the other Loan Documents and Borrower shall execute and deliver to Lender such documents as Lender may require in order to evidence and perfect such pledge. All amounts deposited into the Borrower’s Funds Account shall be delivered by Lender to Borrower on the terms, and subject to the conditions, that are applicable to Draws. While any funds remain on deposit in the Borrower’s Funds Account, all Draws made by Borrower for development of the Project shall first be funded from the Borrower’s Funds Account prior to disbursement of any additional proceeds of the Loan.

10.2 Re-Appraisal and Re-Margining.

10.2.1 Re-Appraisal. Lender shall have the right to obtain a new or updated Appraisal of all or any portion of the Project from time to time, including during a Recalibration Period. Borrower shall cooperate with Lender in this regard. If the Appraisal is obtained to comply with this Agreement, any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, the cost of the Appraisal shall be borne by Borrower and Borrower shall pay for such Appraisal promptly following Lender’s request. Lender shall have the right to engage third-party appraisers and to take into account the estimated valuations that they provide, but Lender shall also be entitled to make reasonable adjustments to such valuations based on Lender’s standard underwriting criteria before confirming the Appraised Value of the Project.

10.2.2 Re-Margining. If at any time the Committed Loan Amount exceeds the Maximum Loan- to-Value Percentage of the Appraised Value of the Project, Lender shall have the right to reduce the Committed Loan Amount and/or, if applicable, require an immediate re-margining pre-payment of principal of the Loan, as determined by Lender in its sole discretion, so as to reduce the outstanding balance of the Loan to an amount that will not exceed the Maximum Loan-to-Value Percentage of the Appraised Value of the Project.

10.2.3 Failure to Re-Margin. Borrower’s failure to make any payment required pursuant to Section 10.2.2 within 15 days after written demand by Lender shall constitute an immediate Event of Default. Such required payments shall accrue interest at the applicable rate under the Note from the date due until repaid.

10.3 Use of Proceeds. Use each Draw hereunder only for payment of the Eligible Costs associated with the Project and not for any other purpose.

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10.4 Boundary Line Adjustment; Subdivision. Prior to recording any boundary line adjustment, plat map, short plat or unit lot subdivision with respect to any portion of the Property, or any amendment to an existing boundary line adjustment, plat map, short plat, or unit lot subdivision for any portion of the Property, Borrower shall submit such boundary line adjustment, plat map, short plat, unit lot subdivision, or amendment to Lender for Lender’s review and approval. Borrower shall execute, acknowledge, and deliver to Lender such amendments to the Loan Documents as Lender may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of the boundary line adjustment, plat map, short plat, unit lot subdivision, or any amendment thereto. In connection with, and promptly after the recordation of, any boundary line adjustment, plat map, short plat, unit lot subdivision, or any amendment thereto, Borrower shall cause the title insurance company providing the title insurance policy for the Project to deliver to Lender, at Borrower’s sole expense, such title endorsements as Lender may require, including, without limitation, a CLTA 116.3 endorsement, modification endorsement, new or reissued access endorsement (ALTA 17), and new or reissued subdivision endorsement (ALTA 26), or, if Lender so requires, a reissued title insurance policy for the Project.

10.5 No Liens. Make all necessary payments so that the Property is at all times completely free of any lien or claim of any governmental department or agency or of any private person, firm, or corporation not specifically permitted by Lender in writing and, where applicable, that no stop notice is served upon Lender. Borrower shall, upon request, furnish full information to Lender and permit inspection of its books and records by Lender to allow Lender to determine whether Borrower is in full compliance with the provisions of this Section.

10.6 Legal Entity, Business, etc. (a) Maintain its existence in the form under which it currently operates and preserve in full force and effect all its rights and franchises having a material effect upon its business or the ownership of its properties (including, but not limited to, the Property); and (b) give prompt notice to Lender of any material change in Borrower’s or any Guarantor’s business or financial position, any change in any location where Borrower’s or any Guarantor’s accounts and/or assets are to be maintained, the location of any new places of business of Borrower or any Guarantor, the changing or closing of any of its existing places of business, and any change in Borrower’s or any Guarantor’s name.

10.7 Financial Reports, Information, and Covenants. Furnish to Lender all reasonably available information concerning the condition of Borrower, each Guarantor, and their current operations, including balance sheets, income statements, tax returns, and such other financial information at such reasonable times as Lender may require, but in no instance less often than annually.

10.8 Inspection. Permit any authorized representative of Lender to visit Borrower’s business location and project sites during normal business hours and upon prior written notice to inspect and make copies of its books, accounts, and records and to discuss its business, finances, and accounts with its officers and authorized representatives.

10.9 Payment of Taxes. Pay all taxes, assessments, and governmental charges upon Borrower or levied against any of its properties prior to the date on which any penalties attach, unless and to the extent the same shall be contested in good faith and by appropriate lawful proceedings by Borrower.

10.10 Compliance with Laws. Comply, and cause each Guarantor to comply, with all applicable requirements (including applicable Laws) of any governmental authority having jurisdiction over Borrower, each Guarantor, the Project, or the Property.

10.11 Furnishing Notices. Provide Lender with copies of all material notices pertaining to the Project or the Property that are received by Borrower or any Guarantor, including notices from any governmental authority or insurance company, within 5 days after such notice is received.

11. NEGATIVE COVENANTS. While any sums remain outstanding hereunder, Borrower will not, without Lender’s prior written consent:

11.1 Indebtedness. Incur indebtedness other than: (i) indebtedness owed to Lender or to any Affiliate of Lender; (ii) indebtedness for development and construction activities obtained by Borrower in the ordinary course of business; (iii) current indebtedness incurred in the ordinary course of business; (iv) purchase money secured indebtedness for equipment acquired in the ordinary course of business; (v) indebtedness secured by liens permitted hereby; or (vi) indebtedness for taxes, assessments, and governmental charges permitted hereby.

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11.2 Liens and Encumbrances. Create or permit to exist any mortgage, pledge, lien, or other encumbrance with respect to any of its assets, or acquire any property subject to or upon any conditional sales or other title retention contract, except as contemplated hereunder or otherwise agreed to by Lender in writing, and except for the following permitted liens: (i) liens for taxes, assessments, and governmental charges not delinquent or being contested in good faith; (ii) liens of the kinds arising in the ordinary course of business of Borrower in respect to obligations unrelated to the Project that are not due or being contested in good faith; (iii) liens in respect to judgments against Borrower for which Borrower has posted a bond or otherwise secured payment in a manner acceptable to Lender as provided below and with respect to which Borrower, in good faith, is prosecuting an appeal or proceeding for review, and a stay of execution has been secured; (iv) liens in respect of indebtedness owed to Lender or to any Affiliate of Lender; and (v) liens that secure indebtedness for development and construction activities relating to loans obtained by Borrower in the ordinary course of business and that do not affect property securing any indebtedness to Lender or to any Affiliate of Lender.

11.3 Guarantees. Guarantee or otherwise become a surety with respect to the obligations of any other person, firm, or corporation, except by endorsement of negotiable instruments for collection in the ordinary course of business or in connection with indebtedness for development and construction activities relating to loans obtained by Borrower in the ordinary course of business.

11.4 Assignment or Sale of Assets. Assign or sell any of its assets, except in the ordinary course of its business consistent with its past practices or in connection with any indebtedness consented to by Lender.

12. Environmental Covenants

12.1 Definitions.

12.1.1 “Hazardous Substances” means any waste, pollutants, contaminants, petroleum or petroleum product, asbestos, tremolite, anthophyllite or actinolite, polychlorinated biphenyls, or other chemical, substance, or material that: (a) after release into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or indirectly by ingestion through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer and/or genetic abnormalities, or (b) is now or at any time in the future becomes regulated under, or is defined, classified or designated as hazardous, toxic, radioactive or dangerous, or other similar term or category under any Hazardous Substances Law.

12.1.2 “Hazardous Substances Law” means any present and future federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements and any court judgments applicable to Borrower or to the Collateral relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Substances, those relating to or connected with the construction (or construction-related activities), fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Collateral, and those relating to the atmosphere, soil, grading, excavation, surface and ground water, storm water, wetlands, stream sediments and vegetation on, under, in or about the Collateral and Nearby Property (including those relating to the construction of improvements on the Collateral and the resulting water quality, air quality, soils quality and other environmental quality of the Collateral and Nearby Property). “Hazardous Substances Law” also shall include, but not be limited to, the following laws, as amended as set forth herein and as subsequently amended: (1) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USCA 9601 et seq.; (2) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USCA 6901 et seq.; (3) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USCA 1251 et seq.; (4) the Toxic Substances Control Act, 15 USCA 2601 et seq.; (5) the Emergency Planning and Community Right-to-Know Act of 1986, 42 USCA 11001 et seq.; (6) the Clean Air Act, as amended by the Clean Air Act Amendments, 42 USCA 7401 et seq.; (7) the National Environmental Policy Act of 1969, 42 USCA 4321 et seq.; (8) the River and Harbor Act of 1899, 33 USCA 401 et seq.; (9) the Endangered Species Act of 1973, 16 USCA 1531 et seq.; (10) the Occupational Safety and Health Act of 1970, 29 USCA 651 et seq.; (11) the Safe Drinking Water Act, 42 USCA 300(f) et seq.; (12) the Hazardous Materials Transportation Act, 49 USCA 1801 et seq.; (13) the Federal Resource Conservation and Recovery Act of 1976; (14) the Federal Hazardous Materials Transportation Control Act; and (15) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978; and all regulations from time to time adopted in respect to the foregoing laws and all other federal, state and local laws, statutes, codes, ordinances, regulations, judgments, orders, injunctions, decrees, covenants, restrictions and standards presently in effect or that may be promulgated in the future relating to the use, release, handling, storage, transportation, clean-up, or other disposal of Hazardous Substances; or relating to the water quality, air quality, soils quality, and other environmental quality of real property and improvements constructed upon real property; or related to the protection of endangered species, as such laws and ordinances may be amended from time to time.

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12.1.3 “Nearby Property” means real property that is adjacent to or in the immediate vicinity of the Collateral that could reasonably cause contamination of the Collateral or could become contaminated with Hazardous Substances as a result of construction, operations, or other activities involving Hazardous Substances on, over, or under the Collateral or on, over, or under such adjacent or nearby property.

12.2 Borrower shall not cause or permit the presence, use, disposal, storage, or release of any Hazardous Substances, or threaten to release any Hazardous Substances, on or in the Collateral in violation of any Hazardous Substances Law. Borrower shall not do, nor allow anyone else to do, anything affecting the Collateral (a) that is in violation of any Hazardous Substances Law, (b) which creates a condition that can cause, contribute to, or otherwise trigger a response action, remedial action, or removal action under any Hazardous Substances Law (an “Environmental Condition”), or (c) that, due to the presence, use or release of Hazardous Substances, creates a condition that adversely affects the value of the Collateral.

12.3 Borrower shall promptly give Lender written notice of (a) any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the Collateral and any Hazardous Substances or Hazardous Substances Law of which Borrower has actual knowledge, (b) any Environmental Condition, including, without limitation, any spilling, leaking, discharge, release or threat of release of any Hazardous Substances, and (c) any condition caused by the presence, use or release of a Hazardous Substances that adversely affects the value of the Collateral. If Borrower learns, or is notified by any governmental or regulatory authority, or any private party, that any removal or other remediation of any Hazardous Substances affecting the Collateral is necessary, Borrower shall promptly take all necessary remedial actions in accordance with all applicable Hazardous Substances Laws. Nothing herein shall create any obligation on Lender to remediate any Environmental Condition.

12.4 Borrower shall pay promptly the costs of any environmental inspections, tests or audits incurred by Lender prior to taking title to all or any portion of the Collateral by foreclosure or deed in lieu of foreclosure in connection with any such action, or as a condition of Lender’s consent to any transfer of interests, or as otherwise required by Lender based on a reasonable determination by Lender that Environmental Conditions may exist. Any such costs incurred by Lender (including the fees and out of pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) that Borrower fails to pay promptly shall become an additional part of the Secured Obligations.

13. EVENTS OF DEFAULT.

13.1 Events of Default Defined. Borrower shall be in default under this Agreement upon the occurrence of any one or more of the events of default described below (each, an “Event of Default”):

13.1.1 Borrower’s failure to pay any payment when and as the same is due and payable under any of the Loan Documents or under any other indebtedness of Borrower or its Affiliates to Lender, within 5 days after the date on which such payment is due, except for obligations due on the Maturity Date, including without limitation as set forth in the Note, for which there shall be no grace period;

13.1.2 Any representation or warranty made now or hereafter by any Borrower or Guarantor, pursuant to this Agreement or any other Loan Document, or any statement, report, or certificate provided to Lender by any Borrower or Guarantor in connection therewith, proves to be or becomes false in any material respect;

13.1.3 Borrower or any Guarantor fails to perform any other term, provision, or covenant in this Agreement or in any other Loan Document, or under any other obligations of Borrower or its Affiliates to Lender, and any applicable cure period for such non-performance has elapsed, or if Borrower or any Guarantor fails to perform any other term, provision, or covenant in this Agreement or in any other Loan Document, or under any other obligations of Borrower or its Affiliates to Lender, which is not by the terms of the Loan Documents an immediate Event of Default and for which no cure period is specified, and such default shall remain uncured for 30 days after written notice from Lender; provided, however, if Borrower has commenced in good faith to cure such default within such 30 day period and the same cannot be reasonably cured within such time period, Borrower shall have another 30 day period to cure the applicable default;

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13.1.4 An Event of Default otherwise occurs as defined under any of the other Loan Documents;

13.1.5 Any individual Borrower or Guarantor dies or becomes incapacitated and Borrower fails to provide a replacement Borrower or Guarantor of similar financial strength of the deceased or incapacitated Borrower or Guarantor acceptable to Lender in Lender’s sole discretion within 30 days of the date of such death or incapacity;

13.1.6 The occurrence of an event of default under any secured indebtedness of Borrower or its Affiliates to any other lender;

13.1.7 Borrower or any Guarantor, without Lender’s prior written consent or as otherwise expressly permitted under the Loan Documents: (i) sells, conveys, assigns, encumbers, or otherwise transfers any of its right, title, or interest in and to all or any portion of the Project, whether such transfer or encumbrance is voluntary or by operation of law; (ii) sells, assigns, or transfers its interest as borrower under the Loan; or (iii) transfers any stock or other ownership interest that would cause a change in the control of Borrower or any Guarantor (excluding, however, transfers of the interests of limited partners or non-managing members of Borrower or any Guarantor if such transfers do not diminish the powers of the general partner or manager of Borrower or any Guarantor or otherwise cause a change in the rights to manage and control Borrower or any Guarantor);

13.1.8 Borrower or any Guarantor shall become involved in financial difficulties as evidenced by failing generally to pay debts as they become due, or filing a petition under any chapter of the Bankruptcy Code, or filing any answer or admission asking for such relief, or making an assignment for the benefit of creditors, or consenting to the appointment of a trustee or receiver for all or a major portion of such party’s assets, or the entry of an order for relief against such party as a debtor under any chapter of the Bankruptcy Code, or the entry of a court order appointing a receiver or trustee for all or a major portion of such party’s property without its consent, which order shall not be vacated or stayed within 45 days of its entry;

13.1.9 If a final judgment, order or decree for the payment of money is rendered against Borrower or any Guarantor, and Borrower or such Guarantor shall not satisfy and pay the same or cause it to be discharged within 30 days from the entry thereof, or shall not appeal therefrom and secure a stay of execution pending such appeal, or there is an attachment, execution, or other judicial seizure of any portion of the assets of Borrower or any Guarantor and such seizure is not discharged or bonded against to Lender’s reasonable satisfaction within 30 days;

13.1.10 Borrower defaults in the performance of any material covenant under any permitted financing related to the Project, or under any sales agreement, lease, or other instrument assigned to Lender as security for the Loan subject to all applicable notice and cure periods herein;

13.1.11 Any of the following relating to construction of the Project: (i) the filing of any mechanic’s lien, materialman’s lien, or similar lien, or any stop notice, with respect to the Project that is not bonded against or released upon Borrower’s discovery thereof and within 30 days after filing; (ii) any material failure in the construction and completion of the Improvements to comply with: (a) the Plans; (b) all Building Laws (as defined below), or (c) the terms of the Security Instrument or this Agreement, if such failure is not cured within 30 days after notice thereof by Lender, or, if such cure cannot be accomplished within such 30-day period through the exercise of diligence, the failure by Borrower to promptly commence the required cure and thereafter to continue the cure with due diligence until such default is totally cured, which must in any event occur within 90 days after such default; or (iii) Borrower’s failure to proceed with work on the Improvements in a diligent and workmanlike manner. As used herein, “Building Laws” means the Fair Housing Act of 1968 as amended, the Americans With Disabilities Act of 1990 as amended, all government and private covenants, conditions, and restrictions relating to the Land, building code requirements and laws affecting the construction of improvements on the Land, and all other federal, state and local laws, ordinances, regulations and rules relating to the construction, operation, and maintenance of the improvements on the Land and the marketing and use of such improvements in a non-discriminatory manner.

13.1.12 An event of default occurs and is continuing beyond any applicable notice and cure period under a Related Loan;

13.1.13 Borrower defaults in the performance of any material covenant under any contracts related to the Project subject to all applicable notice and cure periods therein;

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13.1.14 Borrower fails to maintain the insurance required to be maintained as set forth on SCHEDULE 3 or as provided under any of the other Loan Documents; or

13.1.15 Any Guarantor fails to perform or observe any term, obligation, covenant, or agreement under any Guaranty or any Guaranty is repudiated, revoked, or terminated without Lender’s prior written consent, or any Guarantor claims that a Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding.

An Event of Default shall be deemed to be continuing unless such Event of Default is cured to Lender’s satisfaction or waived by Lender, in either case as confirmed in writing signed by Lender.

13.2 Remedies. Upon the occurrence and continuation of any Event of Default, Lender shall have no obligation to make disbursements hereunder and, with respect to any Event of Default other than an Event of Default described in Section 13.1.7, any and all liabilities of Borrower to Lender may be accelerated and the outstanding principal balance of the Loan become immediately due and payable, at Lender’s option, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower (unless prohibited by applicable law). Upon an Event of Default described in Section 13.1.7, any and all liabilities of Borrower to Lender shall immediately and automatically become due and payable, without notice or demand, and Borrower expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Lender may exercise, at its option, any of the rights and remedies available to it hereunder or otherwise available under law or equity, including without limitation, electing (i) to perform any defaulted covenant or provision to such extent as Lender elects, in its sole discretion, and/or to disburse funds under any Note for such purpose (including, without limitation, payment of insurance premiums, taxes, or assessments) which amounts, together with interest thereon from the disbursement date until paid at a rate per annum equal to the rate of interest payable for the same period applicable to the Note, shall be secured by the Security Instrument; (ii) to take control of any or all of the Collateral; (iii) to exercise all rights and remedies of Lender under this Agreement, under any other Loan Documents, or under applicable law.

13.3 Unauthorized Encumbrances. Following an Event of Default arising under this Section due to the encumbrance of all or any portion of the Property to secure debt or other obligations incurred by Borrower to a party other than Lender or its Affiliates, in lieu of other remedies available to Lender, Lender may elect in its sole discretion to permit such encumbrance, provided that if Lender so elects, (i) Lender, Borrower and such other party to which such debt or other obligations are owed shall enter into a Subordination and Intercreditor Agreement on Lender’s then standard form, (ii) the Note Rate shall be increased by 2.0% and (iii) Borrower shall pay a servicing fee to Lender in the amount of $2,500.00.

14. PAYMENT OF EXPENSES. Borrower will pay all reasonable costs and expenses of Lender in connection with the underwriting, processing, closing, and funding of the Loan and the preparation, negotiation, execution, and delivery of the Loan Documents or otherwise related to the Loan, as well as any amendments, modifications, consents, or waivers relating thereto, including, without limitation, all reasonable attorneys’ and paralegals’ fees (including reasonable fees of Lender’s in-house counsel, paralegals or other legal professionals, if used) appraisal, and inspection fees, title insurance and survey costs, recording and filing fees, real estate commissions, hazard and liability insurance and property taxes on the Property, and any and all other charges or expenses incurred by Lender, upon demand by Lender. Such costs and expenses may be based on estimated costs or be established by Lender’s then applicable fee schedule and may not reflect actual, out-of-pocket payments. In addition, Lender shall be entitled to recover any reasonable costs and expenses incurred in connection with the preservation of rights under and enforcement of the Loan Documents, or the protection of its collateral thereunder, whether or not any lawsuit is commenced, in all such cases including, without limitation, reasonable attorneys’ and paralegals’ fees (including reasonable fees of Lender’s in-house counsel, if used) and costs, and all such fees and costs incurred by Lender in connection with any bankruptcy proceeding affecting the Loan or Lender’s security in any manner or relating to any deed in lieu for all or any portion of the Property that Lender may agree to accept. Borrower shall pay all reasonable legal and any and all other charges or expenses incurred by Lender in connection with the Loan, whether out of pocket or from proceeds of the Loan pursuant to Lender’s fee schedule prepared in connection with Closing or any Draw hereunder, as required by Lender. Borrower shall indemnify and hold Lender harmless from and against any and all claims for fees, charges, commissions, taxes, or other expenses of any kind incurred in any way connected with the Loan. Borrower shall further indemnify, defend, release, and hold harmless Lender from and against any and all losses directly or indirectly arising out of, or in any way relating to: (a) accident, injury to, or death of persons, or loss of, or damage to, property occurring in, or with respect to the Property or public and private property adjacent to the Property, or arising out of the Property’s use; (b) failure of the Property to be in compliance with any Law; (c) any claim, litigation, investigation, or proceeding commenced or threatened relating to any of the Loan, the Property or the Project or all of them, whether or not Lender is a party thereto, provided, however, no such indemnity shall apply to the extent any such losses arise from Indemnified Party’s gross negligence or willful misconduct.

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15. MARKET DISRUPTION. As both Borrower and Guarantors (to the extent set forth in any guaranties) are responsible for repaying amounts due under the Loan, it is in their interest as well as that of Lender to respond intelligently to material adverse market events in order to minimize the risks of such events to all parties. As such, if Lender reasonably determines that there has been a material adverse change in the market pertaining to the Project, which may, but need not necessarily, be evidenced by such occurrences as: (a) a rapid and significant decline in property sale prices in the market in which the Project is located; (b) a marked increase in the average time to market properties of similar character to the Property in the market in which the Project is located; (c) a dramatic change in the interest rate for conforming mortgages; (d) a decrease in any major market index from the date hereof by more than 15.0%, or a decrease in any major market index by more than 7.0% within any 5 day period; or (e) such other occurrences as Lender may, in its reasonable judgment, determine to be evidence of, or likely to result in, a material adverse change in the residential market, Lender shall have the right, in its sole discretion, following written notice to Borrower, to suspend any further cash disbursements under the Loan and to require Borrower to cease work on the Project for a period of up to 90 days (the “Recalibration Period”) to allow Lender to determine more precisely the impact of such adverse change on the marketability of the Project. During such Recalibration Period, interest accruing under the Loan at the then applicable Note Rate (as defined in the Note) shall be reduced by 50% and shall continue to be funded from any available Interest Reserve. Lender’s right to invoke a Recalibration Period is not a one-time right and Lender, may, if the conditions set forth herein occur again, invoke multiple Recalibration Periods. In addition, Lender may, at Lender’s election and in Lender’s sole discretion, take any or all of the following actions:

15.1 Additional Information. Lender may obtain such additional information as Lender may reasonably elect to more precisely determine the impact of the changed market circumstances on the Project, including, without limitation:

15.1.1 at Borrower’s sole cost and expense, a new Appraisal to establish the current Appraised Value and the current projected market absorption rate for the Project;

15.1.2 current data regarding traffic counts of prospective purchasers visiting the Project;

15.1.3 the most current market data regarding sales in the market in which the Project is located.

Borrower shall fully cooperate with Lender in providing such information and instruct the realtors and other professionals working with Borrower to cooperate with Lender in a similar manner.

15.2 Re-Margin; Re-Balance Loan. Lender may (i) require the Loan to be re-balanced in accordance with Section 10.1 herein, (ii) require the Loan to be re-margined in accordance with Section 10.2 herein based on the results of any new Appraisal and material adverse change from the original underwriting parameters and require Borrower to make all paydowns or deposits required in connection therewith, or (iii) adjust the required payment amount for the release of any portion of the collateral, including in connection with the sale or transfer thereof to a bona fide purchaser.

15.3 Terminate or Reschedule Disbursements. Lender may delay and reschedule Draws under the Loan in order to reduce Borrower’s expected completed unsold inventory and/or cease funding the Loan if, based on the absorption information in any new Appraisal, the Project is not reasonably expected to sell within the remaining term of the Loan or if the net proceeds of the sale of the Project at the anticipated sales price based on Lender’s most current Appraisal would not fully satisfy the Loan.

Any such actions will be without limitation on any other rights or remedies otherwise available to Lender under the Loan Documents.

16. DISCLAIMER OF LIABILITY. The execution of this Agreement or any of the other Loan Documents by Lender and Borrower does not constitute a joint venture and no provision of this Agreement or any of the other Loan Documents is made or shall be construed for the benefit of any third party. Borrower has accepted and hereby accepts the sole responsibility for the selection of its own contractors, subcontractors, and all materials, supplies, and equipment to be used in the development and construction work at the Property, and Lender assumes no responsibility to Borrower, any contractors, subcontractors, or any other person for the completion of the improvements or for the quality thereof, nor does Lender assume any responsibility for the application of Draws or payment of contractors, subcontractors, or suppliers. Inspection by Lender of development and construction work is for the purpose of protecting the security of Lender and is not to be construed as a representation by Lender that such work will be free from faulty material or workmanship. In no event shall Lender be liable to Borrower for punitive, exemplary, or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary, or consequential damages against Lender, Lender’s Affiliates, and all officers, agents, or other representatives thereof.

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17. UNAUTHORIZED LIENS OR ENCUMBRANCES. If any claim of lien is filed or recorded, or any stop notice or other notice of lien is served upon Lender, in connection with any portion of the Property or Project, or if a judgment or other encumbrance is placed against any portion of the Property or Project (each, an “Unauthorized Lien”), such Unauthorized Lien shall constitute an Event of Default unless Borrower, within 20 days after written notice by Lender to Borrower of the existence of such Unauthorized Lien: (i) pays the related judgment or claim and obtains the release and satisfaction of such Unauthorized Lien; (ii) obtains the release of such Unauthorized Lien by recording and/or serving a surety bond in accordance with applicable law; (iii) provides Lender with a bond or such other security or assurance as Lender, in its sole discretion, may require in an amount equal to at least 150% of the amount of the Unauthorized Lien, to ensure payment of such Unauthorized Lien or otherwise protect Lender, the Property and the Project; or (iv) provides such other assurance that the Unauthorized Lien will be resolved without negative impact to Lender’s security interests as Lender, in its sole discretion, may determine is sufficient. If Borrower does not resolve the Unauthorized Lien in a manner satisfactory to Lender within said 20 days, Lender may, at its option, disburse proceeds from the Loan to pay such Unauthorized Lien; withhold from subsequent Draws an amount equal to up to 150% of the amount of the encumbrance; or exercise any other rights and remedies available to Lender upon the occurrence of an Event of Default. Lender’s rights under this Section shall not be affected by any claim of Borrower that the Unauthorized Lien is invalid, it being understood that the decision of Lender to pay or withhold is to be made by Lender in its sole discretion, subject only to Borrower’s right to provide a bond or other security satisfactory to Lender as provided above.

18. OFFSET RIGHTS. Lender may take from any funds of Borrower in its possession at any time or, at the option of Lender, from any of the proceeds of the Loan, any amounts that Borrower has agreed to pay or is liable for under any of the Loan Documents, but Borrower shall nevertheless remain liable to Lender until all obligations provided for in this Agreement have been fully paid and discharged, notwithstanding that Lender may elect not to exercise such right.

19. REQUIRED NOTICE OF DEFAULT TO LENDER. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within 3 months after Borrower first had knowledge of the occurrence of the event that Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any, within 30 days hereafter. Borrower waives any claim, set-off, or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice as set forth herein. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

20. LOAN AND PROJECT DATA.

20.1 Collection of Data. In connection with the Loan, Lender will obtain from Borrower and other parties data and information regarding Borrower, the Property, and the Project, including without limitation information relating to architectural, engineering, development and construction costs, construction timetables, and marketing and sale information (collectively, “Borrower Data”).

20.2 Grant of License. Borrower grants to Lender a perpetual, royalty-free, and irrevocable right and license to use the Borrower Data. Lender may incorporate the Borrower Data in Lender’s benchmarking database and may use it for any purpose, provided that the identity of Borrower and the source of the Borrower Data are kept confidential and, before disclosure to any third party not under an obligation of confidentiality (e.g., attorneys, accountants, insurers, financiers, prospective acquirers of Lender or Lender’s assets, and the like), Lender shall take all steps necessary to “de-identify” the Borrower Data, that is, to remove, modify, eliminate or conceal data or information that identifies Borrower so that there is no reasonable basis to believe that the information can be used to identify Borrower.

20.3 Use of Data. Lender may aggregate the Borrower Data with similar information from other borrowers and may use the de-identified information for any purpose. Once Borrower Data has been de-identified and aggregated or otherwise incorporated into Lender’s database, Lender will be the sole and exclusive owner of the resulting work product. Borrower has reviewed and consents to Lender’s Terms of Service and Privacy Policy, available at www.constructionloanservices.com, as amended from time to time.

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20.4 Assignment. Lender may assign its rights and obligations under this Section to any affiliate of Lender or to any successor in interest to Lender or any portion of Lender’s business, separate from any assignment of the Loan or other rights and obligations under this Agreement.

21. GENERAL PROVISIONS.

21.1 Captions, Severability. Captions and headings are used for convenience only and are not intended to modify or limit the textual provisions of this Agreement. If any one or more provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such unenforceability shall not affect the other provisions hereof.

21.2 Notices. Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three business days after mailing; (c) if by Federal Express or other reliable overnight courier service, on the next business day after delivered to such courier service, in each instance addressed to the applicable party at the address set forth above, or to such other address as that party may have furnished in writing for such purpose.

21.3 Assignment/Participation. Lender shall have the right, at any time and from time to time, to assign or sell all or a portion of the Loan, and/or any one or more participations in the Loan, accompanied by an assignment and/or delegation of any or all related rights or obligations of Lender under the Loan Documents, without the need for any form of consent from Borrower. Lender shall not be liable for, and Borrower hereby releases Lender from, any and all claims for damages or loss under the Loan Documents first arising after the date of any such assignment or sale, and Borrower shall look solely to the assignee or purchaser of the Loan for such claims (except to the extent such assignment or sale is for a portion of the Loan, in which event such release of claims shall be proportional to the portion of the Loan so assigned or sold). Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing, to provide such further or additional financial or other documentation as Lender may reasonably request in connection with any such sale or assignment, and to execute all documents reasonably required by Lender in connection therewith that do not materially affect Borrower’s rights under the Loan Documents in an adverse manner. The Loan may not be assigned by Borrower without the prior written consent of Lender.

21.4 Governing Law and Venue. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE SECURITY INSTRUMENT AND EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND PREEMPTS STATE LAW (IN WHICH EVENT SUCH FEDERAL LAW SHALL CONTROL), THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT, AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE RELATING TO THIS AGREEMENT, SHALL LIE WITH, AT LENDER’S ELECTION, (A) THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE COUNTY OF PIERCE AND STATE OF WASHINGTON, OR (B) THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE COUNTY AND STATE WHERE THE PROPERTY IS LOCATED, WITH THE EXCEPTION OF ANY ACTION FOR FORECLOSURE OF LENDER’S SECURITY INTEREST IN THE PROPERTY, VENUE FOR WHICH SHALL LIE IN THE COUNTY AND STATE IN WHICH THE PROPERTY IS LOCATED.

21.5 Publicity; Signage. Following the Closing of the Loan, Lender may, at its sole and absolute discretion, publicize information regarding the Property and the financing of the Project, by media of Lender’s choice, and may include in any such publications information about the Property, Project, and Loan, including, without limitation, Borrower’s and its Affiliates’ name(s), the address of the Property and Project, general details regarding the Project, the history of the Property, general details of the relationship and interactions between Borrower and its Affiliates and Lender, and general details regarding the Loan; provided, however, that Lender shall not publish confidential information of Borrower, its Affiliates or any Guarantor, including, social security numbers, tax identification numbers, or details regarding the income or assets of Borrower, its Affiliates or any Guarantor (excepting the Project). Lender’s publicity rights granted in this Section shall survive repayment and satisfaction of the Loan. Furthermore, if Lender desires, it may announce and publicize the fact that it is providing financing, and is hereby granted a license to place signs on the Property (at Lender’s expense), as long as such property remains subject to the Security Instrument.

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21.6 Class and Collective Action Waiver. Lender and Borrower expressly intend and agree that (i) class action and collective action procedures shall not be asserted, and will not apply, in any litigation or arbitration under this Agreement; (ii) each will not assert class or collective action claims against the other in arbitration, court, or any other forum, either as a class member or as a representative; (iii) each shall only submit their own individual claims in litigation or arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual; and (iv) any claims by Borrower will not be joined, consolidated, or heard together with claims of any other current or former borrower of Lender.

21.7 WAIVER OF JURY TRIAL. LENDER AND BORROWER EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY LENDER AND BORROWER, AND LENDER AND BORROWER ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANY PARTY TO THIS AGREEMENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER AND LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

21.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

21.9 Entire Agreement; Amendment. This Agreement and the other Loan Documents is intended to set forth the entire and final agreement of the parties concerning the subject matter hereof. This Agreement may not be amended or modified except by written agreement of Borrower and Lender. Borrower expressly agrees that Borrower’s purchase, use or employment of any other product or service offered by Lender or Lender’s Affiliates, or the failure or cessation of any other product or service offered by Lender or Lender’s Affiliates, shall in no event whatsoever alter the terms of this Agreement, any other Loan Document or Borrower’s or Guarantor’s obligations with respect to the Loan, or give rise to any claim, off-set, defense or liability against Lender under the Loan Documents or with respect to the Loan.

21.10 Electronic Execution. The parties hereby authorize this Agreement and any of the other Loan Documents to be signed electronically and agree that the electronic signature of a party to this Agreement or any of the other Loan Documents shall be as valid as an original signature of such party and shall be effective to bind such party to the applicable agreement. The parties agree further that, if electronically signed, this Agreement and any of the other Loan Documents: (i) shall be deemed to be “written” or “in writing,” (ii) may not be denied legal effect, validity, or enforceability solely because it is in electronic form, and (iii) shall constitute an electronic record within the meaning of the Electronic Records and Signatures in Commerce Act, 15 U.S.C. § 7001 et. seq. A paper copy or printout of this Agreement or any other Loan Document signed electronically, if introduced as evidence in any proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Each party waives the right to challenge the legal effectiveness, validity, or enforceability of this Agreement or any other Loan Document on grounds that it was signed or is stored electronically, and no party shall contest the admissibility of true and accurate copies of any electronically signed Loan Document on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic” means relating to technology having electrical, digital, magnetic, wireless, optical, electromagnetic, or similar capabilities; “electronic signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; and “electronic record” means a contract or other record created, generated, sent, communicated, received, or stored by electronic means.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

Loan Agreement	Page 22

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWER:		LENDER:

Sugar Phase 1, LLC,		Construction Loan Services II, LLC,
a Texas limited liability company		a Washington limited liability company

By:	/s/ Ricardo Valdez	By:	/s/ Valery Gaspar
Name:	Ricardo Valdez	Name:	Valery Gaspar
Title:	Manager	Title:	Head of Closing

Attachments:

SCHEDULE 1:	Basic Loan Terms
SCHEDULE 2:	Authorized Lender Portal Users
SCHEDULE 3:	Insurance Requirements
EXHIBIT A:	Legal Description of Property

Loan Agreement	Signature Page